Exhibit 99.2

Cohu Announces Sale of Broadcast Microwave Services

POWAY, Calif.—(BUSINESS WIRE) – June 10, 2015 — Cohu, Inc. (NASDAQ: COHU) announced today that it has sold its Broadcast Microwave Services, Inc. business (“BMS”) to an affiliate of StoneCalibre, LLC (“StoneCalibre”) for $8.0 million, comprised of a $5.5 million cash payment, subject to a working capital adjustment, plus up to $2.5 million of contingent cash consideration in the form of an earn-out based on future BMS revenues. BMS has entered into a twelve-month lease, subject to certain early termination rights, with Cohu that enables the business to continue to operate at its current location in Poway, California.

As a result of this transaction, financial results for BMS will be reported as discontinued operations. Cohu expects to record a Q2 pretax loss on this transaction of approximately $3.0 million, subject to any post-closing adjustments for working capital and the earn-out valuation.

Luis A. Müller, Cohu’s President and Chief Executive Officer, stated: “StoneCalibre’s acquisition of BMS will provide further opportunities for the business and its employees. Cohu will continue to be focused and committed to growing products and services in the semiconductor manufacturing market.”

The company is updating its guidance for the second quarter of 2015 to exclude BMS as follows: Sales of approximately $73 million and non-GAAP gross margin and operating expenses of approximately 36% and $19 million, respectively. Müller concluded, “Our revised Q2 guidance reflects a 15% sequential increase in sales and excludes approximately $3 million of revenue from a new 32-position wafer-turret handler that is under qualification at a major US-headquartered customer.”

Philpott Ball & Werner, LLC served as the financial advisor to Cohu on this transaction.

Forward Looking Statements:

Certain matters discussed in this release, including statements regarding expectations of the purchase price for the sale of BMS (which is based in part on meeting the earn-out requirements), business and market conditions, sales, revenues and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, risks associated with the ability of BMS to generate future revenue that is sufficient to meet the earn-out requirements, acquisitions, inventory, goodwill and other asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Cohu assumes no obligation to update the information in this release.

Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106.